Exhibit 99.1

NETSOL Technologies Reports Fiscal Third Quarter 2023 Financial Results

●	Net Revenue for the Quarter was $13.5 Million; $14.1 Million on a Constant Currency Basis

●	Expansion into North America Market on Track; Establishing Client Support and ‘Center of Excellence’ Facility in Austin, TX to Grow Revenues and Customer Base

●	Recurring Revenue (SaaS and Support) of $6.7 Million; $6.8 Million on a Constant Currency Basis; Expect Fiscal 2023 Annual Recurring Revenue (SaaS and Support) of over $25 million

●	Strategic Business and Cost Transformation in Place; 20-25% Reduction in Headcount and Significant Total Savings Expected

●	Integrating Generative AI and Machine Learning Capabilities into NETSOL Products through AWS Partnership

●	$15.3 Million in Cash and $3.63 per Share in Shareholders’ Equity at March 31, 2023

Encino, Calif., May 11, 2023 – NETSOL Technologies, Inc. (Nasdaq: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal third quarter ended March 31, 2023.

Fiscal Third Quarter 2023 and Recent Operational Highlights

●	Signed multi-million-dollar agreement with leading Japanese equipment finance company based in Australia for the deployment of premier NETSOL technology platform NFS Ascent Retail.

●	Went live with the Company’s API-first and cloud-based calculation engine, Flex, for Haydock Finance, a business finance provider in the United Kingdom.

●	Otoz, the Company’s fully digital, white label platform for lease, finance, and cash transactions, is live with 53 dealers across 24 U.S. states.

●	Entered into teaming agreement with Digital Intelligence Systems (DISYS) to leverage large resource pool of over 5,000 U.S.-based engineers to augment and complement NETSOL’s growing U.S. presence and jointly undertake large enterprise-grade programs for existing and new U.S. clients.

●	Extended partnership with Amazon Web Services (AWS) and became an API Gateway Delivery Partner, positioning NETSOL to expand capabilities and better serve clients across a variety of industries.

●	Generated approximately $1.0 million through successful implementation of change requests from customers across multiple regions.

Fiscal Third Quarter 2023 Financial Results

Total net revenues for the third quarter of fiscal 2023 were $13.5 million, compared with $14.8 million in the prior year period. The decrease in total net revenues was primarily due to a decrease of $1.8 million in services revenue and offset by an increase in license fees of $362,000. On a constant currency basis, net revenues were $14.1 million. The decrease in revenues on a constant currency basis was driven by a decrease in services revenue of $1.5 million compared to the prior year period.

●	Total license fees were $2.0 million compared with $1.6 million in the prior year period. The increase is primarily due to the recognition of $1.9 million in licensing fees in the third quarter of 2023 related to a new agreement with a leading Japanese equipment finance company based in Australia. Total license fees on a constant currency basis were $2.1 million.
●	Total subscription (SaaS and Cloud) and support revenues were $6.7 million compared with $6.6 million in the prior year period. Total subscription and support revenues on a constant currency basis were $6.8 million.
●	Total services revenues were $4.9 million compared with $6.6 million in the prior year period. The decrease in services revenues is related to an overall decrease in services provided for ongoing implementations and additional change requests. Total services revenues on a constant currency basis were $5.2 million.

Gross profit for the third quarter of fiscal 2023 decreased to $4.7 million (or 34.8% of net revenues), compared to $5.8 million (or 39.4% of net revenues) in the third quarter of fiscal 2022. On a constant currency basis, gross profit for the third quarter of fiscal 2023 decreased to $2.4 million (or 17.1% of net revenues as measured on a constant currency basis). The decrease in gross profit on a constant currency basis was primarily due to an increase in salaries and consultant costs of $1.7 million and an increase in travel costs of $700,000, reflecting an increase in travel as countries lifted travel restrictions.

Operating expenses for the third quarter of fiscal 2023 were $5.6 million (or 41.7% of sales) compared to $6.4 million (or 43.0% of sales) for the third quarter of fiscal 2022. On a constant currency basis, operating expenses for the third quarter of fiscal 2023 increased to $6.9 million (or 48.7% of sales on a constant currency basis). The decrease in operating expenses was primarily due to decreases in selling and administrative expenses and offset by an increase in research and development costs.

Total other income for the third quarter of fiscal 2023 increased to $5.4 million compared to $679,000 in the prior year period. On a constant currency basis, total other income for the third quarter of fiscal 2023 increased to $7.9 million. The increase in total other income is primarily due to foreign currency exchange transactions. As most contracts with NETSOL Pakistan are either in U.S. dollars or Euros, currency fluctuations will yield foreign currency exchange gains or losses depending on the value of the Pakistan Rupee compared to the U.S. dollar and the Euro. During the three months ended March 31, 2023, the value of the U.S. dollar increased 25.3% and the value of the Euro increased 27.3%, respectively.

GAAP net income attributable to NETSOL for the third quarter of fiscal 2023 totaled $2.5 million or $0.23 per diluted share, compared with GAAP net loss of $(278,000) or $(0.02) per diluted share in the third quarter of fiscal 2022. On a constant currency basis, GAAP net income attributable to NETSOL for the third quarter of fiscal 2023 totaled $1.2 million or $0.11 per diluted share.

Non-GAAP adjusted EBITDA for the third quarter of fiscal 2023 was $3.3 million or $0.29 per diluted share, compared with non-GAAP adjusted EBITDA of $359,000 or $0.03 per diluted share in the third quarter of fiscal 2022 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At March 31, 2023, cash and cash equivalents were $15.3 million, a decrease from $24.0 million at June 30, 2022. Total NETSOL stockholders’ equity at March 31, 2023 was $41.0 million, or $3.63 per share.

Management Commentary

NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri stated, “Our third quarter results demonstrated customer growth and our continued execution of strategic initiatives and projects. During the quarter, we signed and began recognizing revenue from a multi-million-dollar agreement with Kubota, a leading Japanese equipment company in Australia, for our NFS Ascent product. Additionally, we went live with Flex – our cloud-based calculation engine – for Haydock Finance, a business finance provider based in the United Kingdom. We also recognized considerable gain on foreign currency exchange transactions, which can have a meaningful impact on our results, depending on how the U.S. dollar and Euro fluctuate in a given quarter.”

“While we’re thrilled to see demand for NETSOL products in our established markets, perhaps what we’re most excited about is our opportunity in North America,” Mr. Ghauri continued. “Last quarter, we announced our plans to significantly expand our presence in this largely untapped region, beginning with the establishment of a sales and support facility in Austin, Texas. This facility will support our growing customer base in the United States as our Otoz offering has now gone live with 53 MiniAnywhere dealers across the United States, and our products like NFS Ascent gain traction in this market. We believe North America represents a tremendous opportunity for us, especially as it pertains to our SaaS and cloud-based offerings that generate valuable recurring revenue for our business.

Mr. Ghauri concluded, “We are focused on driving enhanced profitability across our entire business. The reality is that as the Company evolves toward a SaaS model, we can provide the superior customer service we are known for with far fewer people. Last quarter, we announced cost reduction initiatives which we estimated would generate significant savings for our business. Our goal is to reduce our total headcount by 25% which we believe will have a materially positive impact on revenue per employee, net profit and EBITDA, and will enable us to allocate resources to new product development and our growing market share in North America. We look forward to sharing the results with you as we continue to make progress.”

Conference Call

NETSOL Technologies management will hold a conference call today (May 11, 2023) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question-and-answer session will follow management’s presentation.

U.S. dial-in: 877-300-8521

International dial-in: 412-317-6026

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Investor Relations at 818-222-9195.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A telephone replay of the conference call will be available approximately three hours after the call concludes through Thursday, May 25, 2023.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 10178599

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent® – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete finance and leasing lifecycle.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company’s products and services and future operating results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance, as well as the delay in recovery or a prolonged economic downturn that effects our Company, our customers and the world economy. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

IMS Investor Relations

netsol@imsinvestorrelations.com

+1 203-972-9200

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	March 31, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$15,259,497	$23,963,797
Accounts receivable, net of allowance of $232,004 and $166,231	9,223,484	8,669,202
Revenues in excess of billings, net of allowance of $43,334 and $136,976	13,741,884	14,571,776
Other current assets	2,599,532	2,223,361
Total current assets	40,824,397	49,428,136
Revenues in excess of billings, net - long term	-	853,601
Property and equipment, net	6,871,036	9,382,624
Right of use of assets - operating leases	1,102,729	969,163
Long term investment	1,066,878	1,059,368
Other assets	425	25,546
Intangible assets, net	381,878	1,587,670
Goodwill	9,302,524	9,302,524
Total assets	$59,549,867	$72,608,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,098,206	$6,813,541
Current portion of loans and obligations under finance leases	5,969,044	8,567,145
Current portion of operating lease obligations	421,223	548,678
Unearned revenue	4,167,655	4,901,562
Total current liabilities	17,656,128	20,830,926
Loans and obligations under finance leases; less current maturities	215,243	476,223
Operating lease obligations; less current maturities	651,443	447,260
Total liabilities	18,522,814	21,754,409
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 12,238,042 shares issued and 11,299,011 outstanding as of March 31, 2023 12,196,570 shares issued and 11,257,539 outstanding as of June 30, 2022	122,382	121,966
Additional paid-in-capital	128,536,955	128,218,247
Treasury stock (at cost, 939,031 shares as of March 31, 2023 and June 30, 2022)	(3,920,856)	(3,920,856)
Accumulated deficit	(39,821,470)	(39,652,438)
Other comprehensive loss	(47,192,994)	(39,363,085)
Total NetSol stockholders’ equity	37,724,017	45,403,834
Non-controlling interest	3,303,036	5,450,389
Total stockholders’ equity	41,027,053	50,854,223
Total liabilities and stockholders’ equity	$59,549,867	$72,608,632

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2023	2022	2023	2022
Net Revenues:
License fees	$1,982,985	$1,620,827	$2,248,829	$3,586,874
Subscription and support	6,656,082	6,554,540	19,175,585	22,159,798
Services	4,867,322	6,634,459	17,178,452	17,956,877
Total net revenues	13,506,389	14,809,826	38,602,866	43,703,549

Cost of revenues:
Salaries and consultants	6,453,814	6,756,898	19,482,720	18,081,225
Travel	724,431	256,730	1,752,074	753,698
Depreciation and amortization	602,829	741,587	1,950,156	2,236,190
Other	1,020,286	1,220,041	3,318,427	3,712,256
Total cost of revenues	8,801,360	8,975,256	26,503,377	24,783,369

Gross profit	4,705,029	5,834,570	12,099,489	18,920,180

Operating expenses:
Selling and marketing	1,643,853	2,074,873	5,413,492	5,502,028
Depreciation and amortization	180,137	206,346	569,313	633,481
General and administrative	3,509,212	3,841,655	10,745,031	11,548,097
Research and development cost	302,262	251,001	1,244,793	761,621
Total operating expenses	5,635,464	6,373,875	17,972,629	18,445,227

Income (loss) from operations	(930,435)	(539,305)	(5,873,140)	474,953

Other income and (expenses)
Gain (loss) on sale of assets	(84,838)	8,770	(56,494)	(181,955)
Interest expense	(188,137)	(85,916)	(512,110)	(277,737)
Interest income	263,794	364,161	1,005,557	1,123,547
Gain on foreign currency exchange transactions	5,385,591	499,516	7,358,519	2,684,680
Share of net loss from equity investment	2,377	(76,798)	7,510	(317,581)
Other income (expense)	21,897	(30,296)	113,877	(7,599)
Total other income (expenses)	5,400,684	679,437	7,916,859	3,023,355

Net income before income taxes	4,470,249	140,132	2,043,719	3,498,308
Income tax provision	(227,718)	(157,604)	(641,122)	(526,737)
Net income (loss)	4,242,531	(17,472)	1,402,597	2,971,571
Non-controlling interest	(1,697,908)	(260,998)	(1,571,629)	(1,655,287)
Net income (loss) attributable to NetSol	$2,544,623	$(278,470)	$(169,032)	$1,316,284

Net income (loss) per share:
Net income (loss) per common share
Basic	$0.23	$(0.02)	$(0.01)	$0.12
Diluted	$0.23	$(0.02)	$(0.01)	$0.12

Weighted average number of shares outstanding
Basic	11,283,954	11,249,606 #	11,270,466	11,249,449
Diluted	11,283,954	11,249,606 #	11,270,466	11,249,449

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Nine Months
	Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,402,597	$2,971,571
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,519,469	2,869,671
Provision for bad debts	7,648	6,897
Share of net (gain) loss from investment under equity method	(7,510)	317,581
(Gain) loss on sale of assets	56,494	181,955
Stock based compensation	198,559	78,225
Changes in operating assets and liabilities:
Accounts receivable	(1,855,899)	(3,404,247)
Revenues in excess of billing	240,324	(385,971)
Other current assets	(621,731)	53,173
Accounts payable and accrued expenses	1,321,289	14,918
Unearned revenue	(696,621)	2,822,178
Net cash provided by operating activities	2,564,619	5,525,951

Cash flows from investing activities:
Purchases of property and equipment	(1,575,059)	(1,680,856)
Sales of property and equipment	153,402	321,251
Net cash used in investing activities	(1,421,657)	(1,359,605)

Cash flows from financing activities:
Purchase of treasury stock	-	(100,106)
Proceeds from bank loans	270,292	312,467
Payments on finance lease obligations and loans - net	(787,641)	(1,045,464)
Net cash used in financing activities	(517,349)	(833,103)
Effect of exchange rate changes	(9,329,913)	(6,465,085)
Net decrease in cash and cash equivalents	(8,704,300)	(3,131,842)
Cash and cash equivalents at beginning of the period	23,963,797	33,705,154
Cash and cash equivalents at end of period	$15,259,497	$30,573,312

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2023	2022	2023	2022

Net Income (loss) attributable to NetSol	$2,544,623	$(278,470)	$(169,032)	$1,316,284
Non-controlling interest	1,697,908	260,998	1,571,629	1,655,287
Income taxes	227,718	157,604	641,122	526,737
Depreciation and amortization	782,966	947,933	2,519,469	2,869,671
Interest expense	188,137	85,916	512,110	277,737
Interest (income)	(263,794)	(364,161)	(1,005,557)	(1,123,547)
EBITDA	$5,177,558	$809,820	$4,069,741	$5,522,169
Add back:
Non-cash stock-based compensation	52,392	49,933	198,559	78,225
Adjusted EBITDA, gross	$5,229,950	$859,753	$4,268,300	$5,600,394
Less non-controlling interest (a)	(1,971,516)	(500,805)	(2,363,688)	(2,382,721)
Adjusted EBITDA, net	$3,258,434	$358,948	$1,904,612	$3,217,673

Weighted Average number of shares outstanding
Basic	11,283,954	11,249,606	11,270,466	11,249,449
Diluted	11,283,954	11,249,606	11,270,466	11,249,449

Basic adjusted EBITDA	$0.29	$0.03	$0.17	$0.29
Diluted adjusted EBITDA	$0.29	$0.03	$0.17	$0.29

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income (loss) attributable to non-controlling interest	$1,697,908	$260,998	$1,571,629	$1,655,287
Income Taxes	69,947	45,427	198,263	159,854
Depreciation and amortization	219,759	279,055	713,676	840,508
Interest expense	57,797	25,764	157,929	81,846
Interest (income)	(77,988)	(117,417)	(303,489)	(362,146)
EBITDA	$1,967,423	$493,827	$2,338,008	$2,375,349
Add back:
Non-cash stock-based compensation	4,093	6,978	25,680	7,372
Adjusted EBITDA of non-controlling interest	$1,971,516	$500,805	$2,363,688	$2,382,721